Exhibit 4.2

Number

Xxxx

Xxxx

Shares

THIS IS TO CERTIFY THAT

iSoftStone Holdings Limited

(Incorporated under the laws of the Cayman Islands)

SPECIMEN

Share capital is US$100,000 divided into ,000,000,000 Shares of a nominal or par value of US$0.000 I each the

registered holder

memorandum and articles of association thereof.

xxxxxx Shares in the above-named Company subject to the

EXECUTED for and on behalf of the Company on xxxxxx by:

DIRECTOR

LImO. IN U.S.A.

TRANSFER

r SPECIMEN

J L (the Transferor) for the value received

DO HEREBY transfer to (the Transferee) the

shares standing in my name in the

undertaking called iSoftStone Holdings Limited

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness Transferor